Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282518

PROSPECTUS

Up to 49,382,720 Shares of Common Stock

This prospectus relates to the resale of up to 49,382,720 shares of common stock, par value $0.001 per share (the “Common Stock”), of Applied Digital Corporation (the “Company,” “we,” “our” or “us”) by the selling stockholders listed in this prospectus or their permitted transferees (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”). The shares of Common Stock registered for resale pursuant to this prospectus consist of 49,382,720 shares of Common Stock (the “PIPE Shares”) issued to the Selling Stockholders pursuant to and in accordance with the terms and conditions of that certain securities purchase agreement, dated September 5, 2024 (the “Purchase Agreement”), between the Company and the Selling Stockholders.

The PIPE Shares were issued to the Selling Stockholders in a private placement offering (the “Private Placement”). For additional information about the Private Placement, see “Private Placement” on page 12 of this prospectus.

We will not receive any proceeds from the resale or other disposition of the PIPE Shares by the Selling Stockholders. See “Use of Proceeds” beginning on page 18 and “Plan of Distribution” beginning on page 19 of this prospectus for more information. Although we have been advised by each Selling Stockholder that such Selling Stockholder is purchasing the PIPE Shares for its own account, for investment purpose in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such PIPE Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the Securities and Exchange Commission (the “SEC”) may take the position that the Selling Stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of the PIPE Shares by the Selling Stockholders and any discounts, commissions or concessions received by the Selling Stockholders are deemed to be underwriting discounts and commissions under the Securities Act.

Our Common Stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “APLD.” On October 2, 2024, the last reported sale price of our Common Stock as reported on Nasdaq was $8.19.

You should read this prospectus carefully, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 16, 2024.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Stockholders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Stockholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 13, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Our Business

We are a United States (“U.S.”) designer, developer, and operator of next-generation digital infrastructure across North America. We provide digital infrastructure solutions and cloud services to the rapidly growing industries of High-Performance Computing (“HPC”) and Artificial Intelligence (“AI”). We operate in three distinct business segments, including, Blockchain data center hosting (the “Data Center Hosting Business”), cloud services through a wholly owned subsidiary (the “Cloud Services Business”) and HPC data center hosting (the “HPC Hosting Business”), as further discussed below.

We completed our initial public offering in April 2022 and our Common Stock began trading on Nasdaq on April 13, 2022. In November 2022, we changed our name from Applied Blockchain, Inc. to Applied Digital Corporation.

Data Center Hosting Business

Our Data Center Hosting Business provides energized infrastructure services to crypto mining customers. Our custom-designed data centers allow customers to rent space based on their power requirements. We currently serve seven crypto mining customers, all of which have entered into contracts with us ranging from three to five years. This business segment accounts for the majority of the revenue we generate from our operations (approximately 83% for the fiscal year ended May 31, 2024).

We currently operate sites in Jamestown and Ellendale, North Dakota, with a total hosting capacity of approximately 286 MW:

●	Jamestown, North Dakota: 106 MW facility.
●	Ellendale, North Dakota: 180 MW facility.

In March 2021, we executed a strategy planning and portfolio advisory services agreement (the “Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, the “Service Provider(s)”). Under the Services Agreement, the Service Providers agreed to provide crypto asset mining management and analysis and assist us in securing difficult-to-obtain mining equipment. Under the terms of the Services Agreement, we issued 7,440,148 shares of our Common Stock to each of GMR and SparkPool and 3,156,426 shares of our Common Stock to Valuefinder. In June 2022, SparkPool ceased all operations and forfeited 4,965,432 shares of our Common Stock back to us.

In March 2022, we decided to terminate our crypto mining operations, shifting our focus and our business strategy to developing the HPC Hosting Business and our other two business segments (including the Data Center Hosting Business). Each Service Provider advised us concerning the design and buildout of our hosting operations. We continue to partner with GMR, and other providers as they remain our strategic equity investors. Our partners have strong relationships across the cryptocurrency ecosystem, which we may leverage to identify leads for the expansion of our operations and business segments.

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Compared to our previous mining operations, co-hosting revenues are less subject to volatility related to the underlying crypto-asset markets. We have a contractual ceiling for our energy costs through our Amended and Restated Electric Service Agreement, entered into in September 2023 with a utility in the upper Midwest (the “Electric Service Agreement”). One of the main benefits of the Electric Service Agreement is the low cost of power for mining. Even before the recently imposed crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100 MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts.

In March 2024, we announced that we entered into a definitive agreement to sell our 200 MW campus in Garden City, TX, to Mara Garden City LLC, a Delaware limited liability company and subsidiary of Marathon Digital Holdings (Nasdaq: MARA). We completed the sale transaction on April 1, 2024.

Cloud Services Business

We officially launched our Cloud Services Business in May 2023. We operate our Cloud Services Business through our wholly owned subsidiary, Applied Digital Cloud Corporation (“Applied Digital Cloud”), which provides cloud services to customers, such as AI and machine learning developers. Our Cloud Services Business specializes in providing GPU computing solutions to empower customers in executing critical workloads related to AI, machine learning (“ML”), rendering, and other HPC tasks. Our managed hosting cloud service allows customers to sign service contracts, utilizing our Company-provided equipment for seamless and cost-effective operations.

We are rolling out multiple GPU clusters, each comprising 1,024 GPUs, which are available for lease by our customers. Additionally, we have secured contracts with colocation service providers to ensure secure space and energy for our hosting services. Our strategy is to utilize a blend of third-party colocation and our own HPC data centers to deliver cloud services to our customers.

We currently rely on a few major suppliers for our products in this business segment: NVIDIA Corp. (“NVIDIA”), Super Micro Computer Inc. (“Super Micro”), Hewlett Packard Enterprise (“HPE”) and Dell Technologies Inc. (“Dell”). In May 2023, we partnered with Super Micro, a renowned provider of Application-Optimized Total IT Solutions. Together, we aim to deliver our cloud services to our customers. Super Micro’s high-performance server and storage solutions are designed to address a wide range of computational-intensive workloads. Their next-generation GPU servers are incredibly power-efficient, which is vital for data centers as the power requirements for large-scale AI models continue to increase. Optimizing the Total Cost of Ownership (“TCO”) and Total Cost to Environment (“TCE”) is critical for data center operators to ensure sustainable operations.

In June 2023, we announced a partnership with HPE, a global company specializing in edge-to-cloud technology. As part of this collaboration, HPE will provide its powerful and energy-efficient supercomputers to support large-scale AI through our cloud service. HPE has been supportive in core design considerations and engineering of Company-owned facilities which will support Applied Digital Cloud’s infrastructure. In addition, we have supply agreements with Dell for delivery of AI and GPU servers.

By May 31, 2024, we had received and deployed a total of 6,144 GPUs; 4,096 GPUs were actively recognizing revenue and 2,048 GPUs were pending customer acceptance to start revenue recognition. The Cloud Services Business currently serves two customers and accounted for approximately 17% of our revenue in fiscal year 2024. As we ramp up operations in this business segment, we expect to acquire and deploy additional GPUs, increase revenue from the Cloud Services Business and increase the percentage of our revenue produced by our Cloud Services Business.

HPC Hosting Business

Our HPC Hosting Business specializes in designing, constructing, and managing data centers tailored to support HPC applications, including AI.

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We are currently building two HPC focused data centers. The first facility, which is nearing completion, is a 7.5 MW facility in Jamestown, ND location adjacent to our 106 MW Data center hosting facility. We also broke ground on a 100 MW HPC data center project in Ellendale, ND (the “HPC Ellendale Facility”), on land located adjacent to its existing 180 MW Data center hosting facility. These separate and unique buildings, designed and purpose-built for GPUs, will sit separate from our current buildings and host more traditional HPC applications, such as natural language processing, machine learning, and additional HPC developments.

We anticipate that this business segment will begin generating meaningful revenues once the HPC Ellendale Facility becomes operational, which is expected in calendar year 2025.

PIPE

As described elsewhere in this prospectus, on September 5, 2024, we entered into the Purchase Agreement with the Selling Stockholders. For additional information, see “Private Placement” on page 12 of this prospectus.

Series E-1 Preferred Stock

On September 23, 2024, we entered into a Dealer Manager Agreement with Preferred Capital Securities, LLC (the “Dealer Manager”), pursuant to which the Dealer Manager agreed to serve as our agent and dealer manager for an offering of up to 2,500,000 shares of the Company’s Series E-1 Redeemable Preferred Stock, par value $0.001 (the “Series E-1 Preferred Stock”). On September 23, 2024, we filed a registration statement on Form S-1, including a preliminary prospectus, with the SEC under the Securities Act to register the offer and sale of the Series E-1 Preferred Stock, which registration statement has not yet been declared effective.

Series E Preferred Stock

On May 16, 2024, we entered into a Dealer Manager Agreement (the “Series E Dealer Manager Agreement”) with the Dealer Manager hereunder pursuant to which the Dealer Manager agreed to serve as the Company’s agent and dealer manager for an offering of up to 2,000,000 shares of our Series E Redeemable Preferred Stock, par value $0.001 (the “Series E Preferred Stock”). The Company has closed on several offerings of its Series E Preferred Stock, subsequent to May 31, 2024. As of the date of this prospectus, we sold 301,673 shares of Series E Preferred Stock for net proceeds of approximately $6.9 million in total. The Series E Dealer Manager Agreement was terminated upon the termination of the Series E Preferred Stock offering on August 9, 2024.

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Series F Preferred Stock

On August 29, 2024, we entered into a securities purchase agreement (the “Series F Purchase Agreement”) with YA II PN, LTD. (“YA Fund”) for the private placement (the “Series F Offering”) of 53,191 shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), including 3,191 shares representing an original issue discount of 6%. The transaction closed on August 30, 2024, for total proceeds to the Company of $50.0 million, before deducting certain offering expenses.

Each outstanding share of Series F Preferred Stock is entitled to receive, in preference to our Common Stock, cumulative dividends (“Preferential Dividends”), payable quarterly in arrears, at an annual rate of 8.0% of $1,000.00 per share of Series F Preferred Stock (the “Series F Stated Value”). At our discretion, the Preferential Dividends shall be payable either in cash or in kind or accrue and compound in an amount equal to 8.0% multiplied by the Series F Stated Value. In addition, each holder of Series F Preferred Stock will be entitled to receive dividends equal to, on an as-converted to shares of our Common Stock basis, and in the same form as, dividends actually paid on shares of our Common Stock when, as, and if such dividends are paid on shares our Common Stock. The Series F Preferred Stock will initially be non-convertible and will only become convertible upon, and subject to, the receipt of shareholder approval. If shareholder approval is not obtained for any reason, the Series F Preferred Stock will remain non-convertible. We filed the Certificate of Designations, Powers, Preferences and Rights of the Series F Preferred Stock with the Secretary of State of the State of Nevada on August 30, 2024.

Pursuant to the Purchase Agreement, YA Fund executed an Irrevocable Proxy, dated August 30, 2024, appointing the Company as proxy to vote in all matters submitted to the stockholders of the Company for a vote of all shares of the Series F Preferred Stock beneficially owned, directly or indirectly, by YA Fund in accordance with the recommendation of our board of directors.

We and YA Fund also entered into a registration rights agreement (the “Series F Registration Rights Agreement”), pursuant to which we agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the shares, within 45 days of signing the Series F Registration Rights Agreement (subject to certain exceptions).

SEPA

On August 28, 2024, we entered into a Standby Equity Purchase Agreement with YA Fund, as amended on August 29, 2024 (the “SEPA”). Pursuant to the SEPA, subject to certain conditions and limitations, we have the option, but not the obligation, to sell to YA Fund, and YA Fund must subscribe for, an aggregate amount of up to $250.0 million of Common Stock, at our request any time during the commitment period commencing on September 30, 2024, and terminating on the first day of the month next following the 36-month anniversary of September 30, 2024. The shares of Common Stock issuable pursuant to the SEPA will be offered and sold pursuant to Section 4(a)(2) of the Securities Act.

In connection with the execution of the SEPA, we agreed to pay a structuring fee (in cash) to YA Fund in the amount of $25,000. Additionally, we agreed to pay a commitment fee of $2,125,000 to YA Fund, payable on the effective date of the SEPA, in the form of the issuance of 456,287 shares of Common Stock (the “Commitment Shares”), representing $2,125,000 divided by the average of the daily VWAPs of the Common Stock during the three trading days immediately prior to the date of the SEPA.

Pursuant to the SEPA, we agreed to file a registration statement with the SEC for the resale under the Securities Act by YA Fund of the Common Stock issued under the SEPA, including the Commitment Shares. We shall not have the ability to request any advances under the SEPA until such resale registration statement is declared effective by the SEC.

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CIM Arrangement

On June 7, 2024, APLD Holdings 2 LLC (“APLD Holdings”), a subsidiary of the Company, entered into a promissory note (the “CIM Promissory Note”) with CIM APLD Lender Holdings, LLC (the “CIM Lender”). The CIM Promissory Note provides for an initial borrowing of $15 million, which was drawn on June 7, 2024, and subsequent borrowings of up to $110 million, which will be available subject to the satisfaction of certain conditions as outlined in the CIM Promissory Note. In addition to the initial borrowing, the CIM Promissory Note includes an accordion feature that allows for up to an additional $75 million of borrowings. Principal amounts repaid under the CIM Promissory Note will not be available for reborrowing. As partial consideration for the CIM Promissory Note, we agreed to issue to the CIM Lender warrants to purchase up to an aggregate of 9,265,366 shares of Common Stock. The warrants were issuable in two tranches, (i) for the purchase of up to 6,300,449 shares of Common Stock (the “Initial Warrant”), and (ii) for the purchase of up to 2,964,917 shares of Common Stock (the “Additional Warrant”). The Initial Warrant was issued on June 17, 2024.

On August 11, 2024, APLD Holdings and the CIM Lender entered into a waiver agreement (the “Waiver Agreement”), whereby the CIM Lender agreed to waive the satisfaction of certain conditions for the subsequent borrowings, allowing us to draw an additional $20 million (net of original discount and fees) of borrowings under the CIM Promissory Note. As partial consideration for the Waiver Agreement, we issued the Additional Warrant to the CIM Lender. On October 8, 2024, we received the final $20 million of funding associated with the CIM Promissory Note. As of the date of this prospectus, the total balance outstanding under the CIM Promissory Note is $125 million.

Yorkville Amendments

In connection with the CIM Promissory Note, we also entered into a Consent, Waiver and First Amendment to Prepaid Advance Agreements (the “Consent”) with YA Fund. In exchange for YA Fund’s consent to the transaction with the CIM Lender, we agreed to issue an aggregate of 100,000 shares of Common Stock to YA Fund and to conditionally lower the floor price from $3.00 to $2.00 so long as the daily VWAP is less than $3.00 per share of Common Stock for five out of seven trading days. We further agreed to deliver a security agreement whereby our subsidiary, Applied Digital Cloud Corporation, would grant a springing lien on substantially all of its assets subject to customary carve-outs to secure the promissory notes issued in favor of YA Fund. Pursuant to the Consent, YA Fund also consented to future project-level financing at the HPC Ellendale Facility.

In addition, pursuant to the terms of the Consent, the Prepaid Advance Agreement entered into between the Company and YA Fund on March 27, 2024 (the “March PPA”) and the Prepaid Advance Agreement entered into between the Company and YA Fund on May 24, 2024 (the “May PPA”) were amended to provide for prepayment of the convertible unsecured promissory note in the amount of up to $42.1 million issued pursuant to the May PPA (the “May Note” and together with the two convertible unsecured promissory notes in the amount of up to $50 million issued pursuant to the March PPA (the “Initial YA Notes”), the “YA Notes”), in pro rata weekly installments of $2.5 million in cash or (at YA Fund’s sole election) $5.0 million in Common Stock, commencing on July 8, 2024, for so long as either the Registration Statement on Form S-3 filed by the Company on April 15, 2024 or the Registration Statement on Form S-1 filed by the Company on May 31, 2024 (the “May Registration Statement”) is ineffective, or if the SEC does not declare the May Registration Statement effective by such date. If elected to be paid in Common Stock, such shares would be issued at 95% of the lowest daily VWAP during the five trading day period immediately preceding the prepayment date.

In connection with the Series F Offering, we entered into a Second Amendment (“Amendment No. 2”) and a Third Amendment (“Amendment No. 3”) to the March PPA and the May PPA. Pursuant to the terms of Amendment No. 2, the March PPA, the May PPA, and the Optional Redemption provisions set forth in the YA Notes, were amended such that we may only redeem early a portion or all amounts outstanding under the YA Notes in cash after January 1, 2025. Pursuant to Amendment No. 3, the March PPA and the May PPA were amended to eliminate the $16.0 million per month conversion limitation that exists in the aggregate across the YA Notes.

As of the date of this prospectus, approximately $85.9 million outstanding under the YA Notes has been converted into shares of our Common Stock and $6.2 million remains outstanding across all the YA Notes.

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Garden City Release of Escrow Funds

On July 30, 2024, we announced that the conditional approval requirements related to the release of the escrowed funds from the sale of our Garden City hosting facility have been met. As of the date of this prospectus, we have received the remaining $25 million of the purchase price, previously held in escrow pending such conditional approval.

At-the-Market Sales Agreement

On July 9, 2024, we entered into a Sales Agreement with B. Riley Securities, Inc., BTIG, LLC, Lake Street Capital Markets, LLC, Northland Securities, Inc. and Roth Capital Partners, LLC (the “Sales Agreement”). Up to $125,000,000 of shares of our Common Stock may be issued if and when sold pursuant to the Sales Agreement. As of the date of this prospectus, approximately 2.9 million shares of our Common Stock have been issued and sold under the Sales Agreement for approximate proceeds to us of $16.4 million. As of August 31, 2024, this offering was no longer active.

Increase In Authorized Shares

On June 11, 2024, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Articles of Incorporation. Pursuant to the Certificate of Amendment, the number of authorized shares of Common Stock was increased to 300,000,000. The Certificate of Amendment became effective upon filing on June 11, 2024.

Corporate Information

Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.applieddigital.com.

We make available free of charge through the Investor Relations link on our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. In addition, the SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC. Information contained in, or accessible through, our website does not constitute part of this prospectus or the registration statement of which it forms a part and inclusions of our website address in this prospectus or the registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies under the Exchange Act.

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THE OFFERING

Shares of Common Stock offered by the Selling Stockholder	Up to 49,382,720 shares of Common Stock issued to the Selling Stockholders pursuant to the terms of the Purchase Agreement.

Common Stock outstanding before this offering	214,678,114 shares of Common Stock.

Use of Proceeds

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. However, we received in the aggregate approximately $160 million in gross proceeds, before deducting certain offering expenses, from our issuance of the PIPE Shares to the Selling Stockholders. We intend to use the net proceeds from our issuance of the PIPE Shares for working capital and general corporate purposes. Subject to the terms and conditions of the Purchase Agreement applicable to the use of proceeds from the issuance of the PIPE Shares, our management has broad discretion over the allocation of the net proceeds from the issuance of the PIPE Shares. Please see the section entitled “Use of Proceeds” on page 18 of this prospectus.

National Securities Exchange Listing	Our Common Stock is currently listed on Nasdaq under the symbol “APLD.”

Risk Factors

An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 13 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

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PRIVATE PLACEMENT

On September 5, 2024, we entered into the Purchase Agreement with the Selling Stockholders, for the issuance and sale of 49,382,720 PIPE Shares at a purchase price of $3.24 per PIPE Share (representing the last closing price of the Common Stock on Nasdaq on September 4, 2024) in a private placement transaction pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder (the “Private Placement”). The Private Placement closed on September 9, 2024, with aggregate gross proceeds to the Company of approximately $160 million, before deducting offering expenses. We intend to use the net proceeds from our issuance of the PIPE Shares for working capital and general corporate purposes. Subject to the terms and conditions of the Purchase Agreement applicable to the use of proceeds from the issuance of the PIPE Shares, our management has broad discretion over the allocation of the net proceeds from the issuance of the PIPE Shares.

In addition, on September 5, 2024, we and the Selling Stockholders entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the SEC on or prior to the 30th calendar day following the date of the Purchase Agreement (subject to certain exceptions) for purposes of registering the resale of the PIPE Shares (the “Registration Statement”), to use its reasonable best efforts to have such Registration Statement declared effective within the time period set forth in the Registration Rights Agreement, and to keep the Registration Statement effective until the date that all registrable securities covered by the Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 (assuming the holder is not then an affiliate of the Company).

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks occur, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our ability to complete construction of the Ellendale HPC data center;
●	availability of financing to continue to grow our business;
●	labor and other workforce shortages and challenges;
●	power or other supply disruptions and equipment failures;
●	our dependence on principal customers;
●	the addition or loss of significant customers or material changes to our relationships with these customers;
●	our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;
●	our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;
●	our ability to continue to grow sales in our hosting business;
●	volatility of cryptoasset prices;
●	uncertainties of cryptoasset regulation policy; and
●	equipment failures, power or other supply disruptions.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders or their permitted transferees under this prospectus are those previously issued to the Selling Stockholders. For additional information regarding the issuances of the PIPE Shares, see “Private Placement” above. We are registering the PIPE Shares in order to permit the Selling Stockholders or their permitted transferees to offer the PIPE Shares for resale from time to time. The term “Selling Stockholders” includes the stockholders listed in the table below and their permitted transferees.

The table below sets forth, as of September 30, 2024, the following information regarding the Selling Stockholders:

●	the names of the Selling Stockholders;
●	the number of shares of Common Stock owned by the Selling Stockholders prior to this offering;
●	the number of shares of Common Stock to be offered by the Selling Stockholders in this offering;
●	the number of shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus; and
●	the percentage of our issued and outstanding shares of Common Stock to be owned by the Selling Stockholders assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of September 30, 2024.

Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholders have the right to acquire within 60 days of September 30, 2024.

All information with respect to the Common Stock ownership of the Selling Stockholders has been furnished to us by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of Common Stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. Except as set forth below, the Selling Stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

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Name of Selling Stockholders	Shares Owned prior to Offering	Shares Offered by this Prospectus	Shares Owned after Offering(1)	Percentage of Shares Beneficially Owned after Offering(2)
NVIDIA Corporation(3)	7,716,050	7,716,050	0	-%
Hood River Capital Management LLC(4)	13,682,568	6,172,840	7,509,728	3.5%
Citadel CEMF Investments Ltd.(5)	2,314,815	2,314,815	0	-%
Jon D and Linda W Gruber Trust(6)	1,852,079	1,234,568	617,511	* %
MMF LT, LLC(7)	1,851,852	1,851,852	0	-%
Oasis Investments II Master Fund Ltd.(8)	10,184,310	3,086,420	7,097,890	3.3%
AFOB FIP MS, LLC(9)	6,172,840	6,172,840	0	-%
Yukon Holdings, LLC(10)	1,543,210	1,543,210	0	-%
Jane Street Global Trading, LLC(11)	10,985,718	8,950,618	2,035,100	* %
Entities affiliated with Millennium Management LLC(12)	7,032,672	4,012,346	3,020,326	1.4%
Diameter Master Fund LP(13)	4,697,114	4,697,114	0	-%
Diameter Dislocation Master Fund II LP(13)	1,630,047	1,630,047	0	-%

*	Indicates beneficial ownership of less than 1%.

(1)	Assumes the sale of all shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus.

(2)	Percentage is based on 214,678,114 shares of Common Stock outstanding as of October 3, 2024 (and rounded to the nearest tenth of a percent) and assumes the sale of all shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus.

(3)	The securities are directly held by NVIDIA Corporation (“NVIDIA”). NVIDIA, a publicly traded company listed on Nasdaq, has sole voting and dispositive power over such securities. The business address of NVIDIA is 2788 San Tomas Expressway, Santa Clara, CA 95051.

(4)	The securities are directly held by Hood River Capital Management LLC (“Hood River”) and may be deemed to be beneficially owned by Brian Smoluch, as Principal. The address of Hood River is 2373 PGA Boulevard, Suite 200, Palm Beach Gardens, FL 33410.

(5)	Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel CEMF Investments Ltd. (“Citadel CEMF”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors and Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the securities. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities owned by such person (if any). The address of Citadel CEMF is c/o Citadel Enterprise Americas LLC, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131.

(6)	The securities are directly held by the Jon D and Linda W Gruber Trust (“Gruber Trust”) and may be deemed to be beneficially owned by Jon D Gruber, as Trustee. The address of the Gruber Trust is 300 Tamal Plaza, Ste. 215, Corte Madera, CA 94925.

(7)	The securities are directly held by MMF LT, LLC (“MMF”). Moore Capital Management, LP (“Moore Capital”), the investment manager of MMF, has voting and investment control of the shares held by MMF. Mr. Louis M. Bacon controls the general partner of Moore Capital and may be deemed to beneficially own the shares held by MMF. Mr. Bacon is also the indirect majority owner of MMF. The address of MMF, Moore Capital, and Mr. Bacon is 11 Times Square, New York, New York 10036.

(8)	The securities are directly held by Oasis Investments II Master Fund Ltd. (“Oasis”) and may be deemed to be beneficially owned by Seth Fischer, as Director. The address of Oasis is 100 Congress Ave., Suite 780, Austin, TX 78701.

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(9)	The securities are directly held by AFOB FIP MS, LLC (“AFOB”) and may be deemed to be beneficially owned by Fred Goldman, as Treasurer of AFO Blackberry, LLC, the Managing Member of AFOB. The address of AFOB is 111 W. Jackson Blvd., Ste 2220, Chicago, IL 60604.

(10)	Consists of 1,543,210 shares of Common Stock directly held by Yukon Holdings, LLC (“Yukon”). Jeff T. Blau may be deemed to have sole voting and dispositive power over the shares held by Yukon. Mr. Blau disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Yukon is c/o Jeff T. Blau, 30 Hudson Yards, FL 73, New York, NY 10001.

(11)	The securities are directly held by Jane Street Global Trading, LLC (“Jane Street Global”). Jane Street Global is a wholly owned subsidiary of Jane Street Group, LLC (“Jane Street Group”). Michael A. Jenkins and Robert. A. Granieri, the members of the Operating Committee of Jane Street Group, have voting and investment control over the securities. As a result, Michael A. Jenkins and Robert. A. Granieri may be deemed to beneficially own these securities. The business address of Jane Street Global, Michael A. Jenkins and Robert. A. Granieri is 250 Vesey Street, New York, NY 10281.

(12)	Consists of (i) 4,408,014 shares of Common Stock directly held by Integrated Core Strategies (US) LLC (“Integrated”) which includes: (a) 1,412,346 shares offered hereby, (b) an additional 2,964,468 shares of the Common Stock, and (c) 31,200 shares of Common Stock issuable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of September 30, 2024, (ii) 2,613,204 shares of Common Stock directly held by ICS Opportunities II LLC (“ICS Opportunities II”) which includes: (a) 2,600,000 shares of Common Stock offered hereby, and (b) an additional 13,204 shares of Common Stock, (iii) 7,454 shares of Common Stock directly held by ICS Opportunities, Ltd. (“ICS Opportunities”), and (iv) 4,000 shares of Common Stock directly held by Cognizant Holdings, Ltd (“Cognizant”). ICS Opportunities and Cognizant are affiliates of Integrated and ICS Opportunities II. These securities may be deemed to be beneficially owned by Millennium Management LLC (“Millenium Management”), Millennium Group Management LLC (“Millenium Group”) and Israel A. Englander and/or other investment managers that may be controlled by Millennium Group (the managing member of Millennium Management) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group). The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address of Integrated and ICS Opportunities II is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(13)	The securities offered hereby consist of 4,697,114 shares of Common Stock held by Diameter Master Fund LP (“DMF”) and 1,630,047 shares of Common Stock held by Diameter Dislocation Master Fund II LP (“DDFII”). Diameter Capital Partners LP is the investment manager (“Investment Manager”) of DMF and DDFII, and therefore has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the Investment Manager, make voting and investment decisions on behalf of the Investment Manager. As a result, the Investment Manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to beneficially own these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The business address of Diameter Capital Partners LP is 55 Hudson Yards, 29th Floor, New York, NY 10001.

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USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. However, we received in the aggregate approximately $160 million in gross proceeds, before deducting certain offering expenses, from our issuance of the PIPE Shares to the Selling Stockholders. We intend to use the net proceeds from our issuance of the PIPE Shares for working capital and general corporate purposes. Subject to the terms and conditions of the Purchase Agreement applicable to the use of proceeds from the issuance of the PIPE Shares, our management has broad discretion over the allocation of the net proceeds from the issuance of the PIPE Shares. We will pay all of the fees and expenses incurred by us in connection with this registration.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the Common Stock and any of their donees, pledgees, transferees, assignees and successors-in-interest may, from time to time, sell transfer or otherwise dispose of any or all of their Common Stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when disposing of the Common Stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades (which may include crosses) in which the broker-dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange and/or secondary distributions;
●	directly to purchasers, including through a specific bidding, auction or other process in privately negotiated transactions;
●	settlement of short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such Common Stock at a stipulated price per share;
●	through delayed delivery requirements;
●	by pledge to secure debts and other obligations;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders may also sell the Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell the Common Stock short and deliver the Common Stock to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell the Common Stock. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep the Registration Statement, of which this prospectus forms a part, effective until the earlier of (i) the date on which the Common Stock may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Common Stock have been disposed of pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The PIPE Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the PIPE Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the PIPE Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the PIPE Shares against certain liabilities, including liabilities arising under the Securities Act.

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DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, as amended from time to time and currently in effect (the “Articles of Incorporation”), and our third amended and restated bylaws, as amended from time to time and currently in effect (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024, which is incorporated by reference herein.

We are authorized to issue 305,000,000 shares of capital stock, $0.001 par value per share, of which 300,000,000 are Common Stock and 5,000,000 are preferred stock (the “Preferred Stock”). For a description of the terms of the Preferred Stock, see Exhibit 4.8 to our Annual Report on Form 10-K, filed with the SEC on August 30, 2024, as supplemented by the Certificate of Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock, which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 30, 2024.

As of October 3, 2024, there were 214,678,114 shares of Common Stock outstanding and 354,864 shares of Preferred Stock outstanding.

Common Stock

Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purposes. Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future. There are no redemption or sinking fund provisions applicable to our Common Stock. The holders of our Common Stock have no conversion rights. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of Common Stock is entitled to cumulative votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of the Articles, the Bylaws and Nevada Law

We are a Nevada corporation and are generally governed by the Nevada Revised Statutes, or NRS. The following is a brief description of the provisions in our Articles of Incorporation, Bylaws and the NRS that could have an effect of delaying, deferring, or preventing a change in control of the Company.

The provisions of the NRS, our Articles of Incorporation, and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. Our Articles of Incorporation do not include such an election to opt-out of these provisions.

Acquisition of Controlling Interests

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our Bylaws provide that these statutes do not apply to us. Absent such provision in our Bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

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Articles of Incorporation and Bylaws

The provisions of our Articles of Incorporation and Bylaws, taken together with the applicable provisions of the NRS:

●	Authorize our board of directors to issue “blank check” Preferred Stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	Require supermajority disinterested stockholder approval of certain business combinations with related persons (each as defined in the Articles of Incorporation);

●	Permit removal of directors only for cause and require the affirmative vote of not less than 75% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, to remove any director (the NRS does not include a cause concept in NRS 78.335 and the provision of our Articles of Incorporation exceeds the minimum two thirds (2/3) threshold vote required by that statute);

●	Require the affirmative vote of not less than two thirds (2/3) of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, to adopt, amend alter or repeal our Bylaws; and

●	Do not provide for cumulative voting in the election of directors.

NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

In addition, our authorized but unissued shares of Common Stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. Our board of directors is also authorized to adopt, amend or repeal our Bylaws, which could delay, defer or prevent a change in control.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address and phone number is: 150 Royall Street, Canton, MA 02021, telephone number: (781) 575-2000.

Listing

Our Common Stock is presently traded on Nasdaq under the symbol “APLD.”

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., Nevada.

EXPERTS

The consolidated financial statements of Applied Digital Corporation and Subsidiaries as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements of Applied Digital Corporation and Subsidiaries are incorporated in this prospectus by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the Registration Statement and the exhibits and schedules to the Registration Statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at www.sec.gov. The Registration Statement, including all exhibits and amendments to the Registration Statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.applieddigital.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024;
●	Our Current Reports on Form 8-K filed with the SEC on June 5, 2024, June 7, 2024, June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, August 30, 2024, September 10, 2024, and September 27, 2024, and our Current Reports on Form 8-K/A filed with the SEC on June 6, 2024, June 10, 2024 and September 4, 2024 (other than any portions thereof deemed furnished and not filed);
●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 29, 2023, as revised on September 29, 2023; and
●	The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Applied Digital Corporation

Attn: Wes Cummins

Chief Executive Officer

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Phone number: (214) 427-1704

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Up to 49,382,720 Shares of Common Stock

PROSPECTUS

October 16, 2024